Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” within the Prospectus and “Shareholder Services – Statements and Reports”, “General Information – Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” within the Statement of Additional Information and to the use of our report dated December 29, 2017 relating to the financial statements of AB FlexFee High Yield Portfolio, one of the portfolios constituting AB Bond Fund, Inc., for the fiscal year ended October 31, 2017, which is incorporated by reference in this Post-Effective Amendment No. 172 to the Registration Statement (Form N-1A No. 2-48227) of AB Bond Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

February 23, 2018